UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  12/15/2004

Technitrol, Inc.
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  001-05375

PA	23-1292472
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

1210 Northbrook Drive, Suite 385, Trevose, PA 19053
(Address of Principal Executive Offices, Including Zip Code)

(215) 355-2900
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 2.05.    Costs Associated with Exit or Disposal Activities

On October 20, 2004, Pulse Engineering, Inc. ("Pulse"), a subsidiary of Technitrol, Inc. (the "Company"), committed to a restructuring plan at Pulse's facilities in China, as disclosed on the Company's previously filed 8-K dated October 25, 2004. The total amount incurred in connection with the plan, for severance, contract termination and asset write-offs, previously estimated to be approximately US$2,400,000, is now estimated to be approximately US$2,600,000 before taxes, including US$1,000,000 in future cash expenditures.

Item 2.06.    Material Impairments

On December 15, 2004, the Company's Board of Directors concluded that pre-tax non-cash intangible asset-impairment expenses, estimated to be between US$18,000,000 and US$20,000,000, will be incurred by Pulse in the three months ended December 31, 2004. The intangible asset impairments result from updated cash flow projections relating to technology and customer relationships. These assets originated with certain earlier acquisitions, and the updated projections reflect, among other things, shifting product mixes, changes among major customers and continuing pressures on selling prices in the consumer and telecommunications product divisions. The ultimate amount of the charge is contingent upon the finalization of independent appraisals currently in process. This charge is not expected to result in future cash expenditures.

Item 7.01.    Regulation FD Disclosure

On December 15, 2004, the Company issued a press release announcing fiscal 2005 guidance and updating its outlook for fiscal 2004. The press release is attached as Exhibit 99.1 to this Form 8-K.

The information in this Item 7.01, including Exhibit 99.1, shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or other document filed with the Commission, except as expressly set forth by specific reference in such filing.

Item 9.01.    Financial Statements and Exhibits

(c) Exhibits.

99.1 Press release issued by the Company on December 15, 2004.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

Technitrol, Inc.

Date: December 21, 2004.	By:	/s/ Drew A. Moyer
Drew A. Moyer
Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release